Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 (File Nos. 333-252321 and 333-263985) of our report dated March 13, 2023, relating to the consolidated financial statements as of and for the year ended December 31, 2022, which appears in this annual report on Form 10-K for the year ended December 31, 2023.

/s/ BAKER TILLY US, LLP

Irvine, California
March 7, 2024
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